Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS THIRD QUARTER RESULTS
IRVINE, Calif., October 27, 2022 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended September 30, 2022.
Third Quarter Highlights and Outlook
•Q3 sales of $1.32 billion grew 1 percent; constant currency1 sales grew 7 percent
•Q3 TAVR sales grew 1 percent; constant currency sales grew 6 percent
•Q3 EPS of $0.55; adjusted1 EPS increased 13 percent to $0.61
•Recently discontinued surgical HARPOON program resulted in a net $0.07 per share charge
•2022 adjusted EPS guidance revised: $2.40 to $2.50, compared to 2021 adjusted EPS of $2.22
•Received U.S. FDA and CE Mark approval for PASCAL Precision
•Received U.S. FDA approval for SAPIEN 3 Ultra RESILIA valve

“The third quarter strengthened our conviction in our company’s patient-focused innovation strategy,” said Michael A. Mussallem, chairman and CEO. “Despite a challenging macro environment, our team made significant progress advancing our breakthrough technologies. Our rigorous evidence generation has resulted in new global product approvals of innovative therapies, which will enable us to reach many more patients.”
Transcatheter Aortic Valve Replacement (TAVR)
In the third quarter, the company reported TAVR sales of $862 million, a year-over-year increase of 1 percent, or 6 percent on a constant currency basis. Sales were impacted primarily by persistent U.S. hospital staffing shortages and COVID headwinds in Japan, which intensified the typical summer seasonality. In the U.S., Edwards’ TAVR procedures increased in the mid-single digits versus the prior year.
During the quarter, Edwards received approval to begin selling the SAPIEN 3 Ultra RESILIA valve in the U.S. The company’s industry-leading SAPIEN 3 Ultra transcatheter aortic heart valve now incorporates Edwards' breakthrough RESILIA tissue technology.

Outside the U.S., in the third quarter, Edwards’ constant currency TAVR sales grew in the low-double digits on a year-over-year basis. Long-term, the company sees excellent opportunities for international growth as TAVR therapy adoption remains low.
Globally, the company’s local average selling prices and market positions were stable.
The company continues to estimate that the global TAVR opportunity will reach $10 billion by 2028, implying a low double-digit compounded annual growth rate.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
Edwards continued to make progress on three key value drivers for TMTT in the third quarter: a portfolio of differentiated therapies, positive pivotal trial results to support approvals and adoption, and favorable real-world clinical outcomes.
During the third quarter, the company received U.S. FDA approval for the PASCAL Precision system for the treatment of patients suffering from degenerative mitral regurgitation, as well as European regulatory approval for PASCAL Precision. The company remains very positive about its three new valve replacement therapies, which include SAPIEN M3, EVOQUE Eos and the EVOQUE tricuspid replacement system. Due to the uncertain Medical Devices Regulation process, the company now anticipates CE Mark approval for EVOQUE in late 2023.
Third quarter TMTT sales were $30 million and grew sequentially despite summer seasonality. Adoption of the PASCAL system in Europe increased as the company initiated a limited introduction of PASCAL Precision. This therapy continues to have excellent outcomes for patients as the company gradually expands into more centers in Europe.
Edwards anticipates that the global TMTT opportunity will reach $5 billion by 2028. The company remains committed to transforming the treatment of patients with transcatheter solutions for mitral and tricuspid valve diseases around the world.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $220 million, up 1 percent compared to the third quarter of 2021, or up 8 percent on a constant currency basis. The company experienced strong global growth driven by increased penetration of its premium RESILIA tissue products. In addition, adoption of the MITRIS surgical mitral valve, launched in the U.S. in the second quarter, now represents the majority of the company’s mitral valve sales in this region.
Critical Care sales were $207 million for the quarter, down 3 percent versus the third quarter of 2021, or up 3 percent on a constant currency basis. Sales growth was driven by increased adoption of Edwards’ broad portfolio of Smart Recovery products, including FloTrac and ClearSight sensors with its unique Hypotension Prediction Index algorithm.

Additional Financial Results
For the quarter, the adjusted gross profit margin was 81.0 percent, compared to 76.3 percent in the same period last year. The improvement was driven by the expected positive impact from the company’s FX program, which includes hedge contract gains and natural hedges that offset the negative sales impact from the weakening of the Euro and Yen against the dollar.
Selling, general and administrative expenses in the third quarter were $377 million, or 28.6 percent of sales, compared to $364 million in the prior year. The year-over-year increase was primarily due to a resumption of in-person commercial activities, partially offset by the strengthening of the dollar.
Research and development expenses in the third quarter declined 2 percent to $234 million, or 17.7 percent of sales.  The decline reflects unusually high year-ago spending.
The discontinuation of the company’s HARPOON surgical mitral repair system resulted in a net $0.07 per share charge, consisting of a non-cash impairment of intangible assets, a reduction of contingent liabilities, and other related exit costs. Additional details of the charge and a reconciliation between GAAP and adjusted EPS is included with today’s release.
Free cash flow for the third quarter was $250 million, defined as cash flow from operating activities of $310 million, less capital spending of $60 million.
Cash, cash equivalents and short-term investments totaled $1.7 billion as of September 30, 2022.
Outlook
The company anticipates that the U.S. hospital staffing challenge and strong U.S. dollar are likely to persist and now expects total company sales for 2022 at the low end of its previous range of $5.35 to $5.55 billion. TAVR sales are also expected at the low end of the previous range of $3.5 to $3.7 billion. For TMTT, Edwards expects reported fourth quarter sales to be similar to the third quarter as the weaker Euro impacts sales. The company continues to expect full year Surgical Structural Heart sales of $870 to $950 million, and Critical Care sales of $820 to $900 million. Edwards now expects full year adjusted EPS of $2.40 to $2.50, up from 2021 adjusted EPS of $2.22. The company had previously guided to the bottom end of its $2.50 to $2.65 range.
For the fourth quarter of 2022, Edwards projects year-over-year and sequential sales growth in constant currency. The company expects reported sales and adjusted EPS to be similar to the third quarter.
“Despite ongoing procedure headwinds associated with the pandemic, we are pleased with our year-to-date performance, which includes strong progress on strategic milestones. We believe hospital staffing constraints will gradually improve and we are committed to aggressively investing in our focused innovation strategy for the broad group of patients suffering from structural heart disease,” said Mussallem. “We remain confident that the innovative therapies resulting from our investments will allow us to treat more patients and continue to drive strong organic growth in the years to come.”

About Edwards Lifesciences
Edwards Lifesciences is the global leader of patient-focused innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its third quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  The call will also be available live and archived on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, third quarter and full year 2022 financial guidance, statements regarding the TAVR and TMTT opportunity, statements regarding the RESILIA tissue technology, and the international adoption of TAVR, the compounded annual growth rate, statements regarding transforming patient treatment, approvals, pivotal trials, clinical outcomes, adoption, and the information in the Outlook section. No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control. The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with the COVID pandemic, clinical trial or commercial results or new product approvals and therapy adoption; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, its Quarterly Report on its Form 10-Q for the quarter ended June 30, 2022 and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, ClearSight, EVOQUE, EVOQUE Eos, FloTrac, HARPOON, Hypotension Prediction Index, MITRIS, PASCAL, PASCAL Precision, RESILIA, SAPIEN 3, SAPIEN 3 Ultra, and SAPIEN M3 are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners. This statement is made on behalf of Edwards Lifesciences Corporation and its subsidiaries.

[1] “Adjusted” amounts are non-GAAP items. “Constant currency” or “underlying” growth rates in this press release exclude foreign exchange fluctuations. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes intellectual property litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions and a significant program discontinuation. See “Non-GAAP Financial Information” and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$1,319.0	$1,310.2	$4,034.1	$3,902.8
Cost of sales	253.8	311.7	822.5	939.4

Gross profit	1,065.2	998.5	3,211.6	2,963.4

Selling, general, and administrative expenses	377.3	364.4	1,156.6	1,069.7
Research and development expenses	233.6	238.0	713.0	670.3
Intellectual property litigation (income) expenses, net	(2.4)	4.7	10.8	13.5
Change in fair value of contingent consideration liabilities, net	(12.5)	1.1	(36.3)	(106.0)
Special charge	66.8	—	66.8	—

Operating income	402.4	390.3	1,300.7	1,315.9

Interest (income) expense, net	(6.9)	0.8	(8.4)	1.5
Other expense (income), net	2.0	(1.4)	1.0	(11.3)

Income before provision for income taxes	407.3	390.9	1,308.1	1,325.7

Provision for income taxes	63.8	50.8	184.6	157.9

Net income	$343.5	$340.1	$1,123.5	$1,167.8

Earnings per share:
Basic	$0.55	$0.55	$1.81	$1.87
Diluted	$0.55	$0.54	$1.79	$1.85

Weighted-average common shares outstanding:
Basic	619.8	623.6	621.0	623.0
Diluted	624.5	631.7	626.9	631.0

Operating statistics
As a percentage of net sales:
Gross profit	80.8%	76.2%	79.6%	75.9%
Selling, general, and administrative expenses	28.6%	27.8%	28.7%	27.4%
Research and development expenses	17.7%	18.2%	17.7%	17.2%
Operating income	30.5%	29.8%	32.2%	33.7%
Income before provision for income taxes	30.9%	29.8%	32.4%	34.0%
Net income	26.0%	26.0%	27.9%	29.9%

Effective tax rate	15.7%	13.0%	14.1%	11.9%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	September 30, 2022	December 31, 2021
ASSETS

Current assets
Cash and cash equivalents	$1,247.8	$862.8
Short-term investments	490.9	604.0
Accounts and other receivables, net	618.1	582.2
Other receivables	43.3	82.7
Inventories	757.8	726.7
Prepaid expenses	88.4	85.2
Other current assets	267.6	237.1
Total current assets	3,513.9	3,180.7

Long-term investments	1,381.0	1,834.2
Property, plant, and equipment, net	1,566.4	1,546.6
Operating lease right-of-use assets	87.7	92.1
Goodwill	1,158.7	1,167.9
Other intangible assets, net	266.5	323.6
Deferred income taxes	347.5	246.7
Other assets	316.5	110.8

Total assets	$8,638.2	$8,502.6

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$894.4	$1,006.8
Operating lease liabilities	23.5	25.5
Total current liabilities	917.9	1,032.3

Long-term debt	596.2	595.7
Contingent consideration liabilities	25.7	62.0
Taxes payable	142.9	190.0
Operating lease liabilities	67.1	69.1
Uncertain tax positions	295.6	259.0
Litigation settlement accrual	153.9	191.3
Other liabilities	221.1	267.3
Total liabilities	2,420.4	2,666.7

Stockholders’ equity
Common stock	645.7	642.0
Additional paid-in capital	1,914.5	1,700.4
Retained earnings	7,191.6	6,068.1
Accumulated other comprehensive loss	(256.0)	(157.7)
Treasury stock, at cost	(3,278.0)	(2,416.9)
Total stockholders’ equity	6,217.8	5,835.9

Total liabilities and stockholders’ equity	$8,638.2	$8,502.6

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term “underlying" when referring to non-GAAP sales and sales growth information, which excludes currency exchange rate fluctuations. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, and a significant program discontinuation.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Intellectual Property Litigation Expenses, net - The Company incurred net intellectual property litigation expenses of $7.1 million and $6.4 million in the first quarter of 2022 and 2021, respectively, $6.1 million and $2.4 million in the second quarter of 2022 and 2021, respectively, and income of $2.4 million and expense of $4.7 million in the third quarter of 2022 and 2021, respectively.

Change in Fair Value of Contingent Consideration Liabilities, net - The Company recorded gains of $2.9 million and $4.5 million in the first quarter of 2022 and 2021, respectively, $20.9 million and $102.6 million in the second quarter of 2022 and 2021, respectively, and gains of $12.5 million and expense of $1.1 million in the third quarter of 2022 and 2021, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $1.7 million and $1.1 million in the first quarter of 2022 and 2021, respectively, $1.2 million and $3.3 million in the second quarter of 2022 and 2021, respectively, and $1.5 million and $1.7 million in the third quarter of 2022 and 2021, respectively.

Program Discontinuation - The Company recorded a $68.4 million charge in the third quarter of 2022 as a result of its decision to exit its HARPOON surgical mitral repair system program. The charge primarily related to the impairment of intangible assets associated with the technology and other related exit costs.

Provision for Income Taxes - The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to the expenses and gains above, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended September 30, 2022
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,319.0	80.8%	$402.4	$343.5	$0.55	15.7%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	(2.4)	(2.2)	—	—
Change in fair value of contingent consideration liabilities, net	—	—	(12.5)	(12.1)	(0.02)	0.4
Amortization of intangible assets	—	0.1	1.5	1.3	—	—
Program discontinuation	—	0.1	68.4	53.3	0.08	0.9
Adjusted	$1,319.0	81.0%	$457.4	$383.8	$0.61	17.0%

	Three Months Ended September 30, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$1,310.2	76.2%	$390.3	$340.1	$0.54	13.0%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	4.7	3.5	0.01	0.1
Change in fair value of contingent consideration liabilities, net	—	—	1.1	1.1	—	—
Amortization of intangible assets	—	0.1	1.7	1.5	—	—
Prior period ongoing tax impacts	—	—	—	(3.2)	(0.01)	0.8
Adjusted	$1,310.2	76.3%	$397.8	$343.0	$0.54	13.9%

	Nine Months Ended September 30, 2022
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$4,034.1	79.6%	$1,300.7	$1,123.5	$1.79	14.1%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	10.8	8.4	0.02	0.1
Change in fair value of contingent consideration liabilities, net	—	—	(36.3)	(34.0)	(0.05)	0.2
Amortization of intangible assets	—	0.1	4.4	3.8	—	—
Program discontinuation	—	0.1	68.4	53.3	0.08	0.4
Adjusted	$4,034.1	79.8%	$1,348.0	$1,155.0	$1.84	14.8%

	Nine Months Ended September 30, 2021
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$3,902.8	75.9%	$1,315.9	$1,167.8	$1.85	11.9%
Non-GAAP adjustments: (A) (B)
Intellectual property litigation expenses, net	—	—	13.5	10.5	0.02	0.1
Change in fair value of contingent consideration liabilities, net	—	—	(106.0)	(97.0)	(0.15)	0.3
Amortization of intangible assets	—	0.2	6.1	5.5	0.01	—
Prior period ongoing tax impacts	—	—	—	(3.2)	(0.01)	0.3
Adjusted	$3,902.8	76.1%	$1,229.5	$1,083.6	$1.72	12.6%

(A)See description of non-GAAP adjustments under "Non-GAAP Financial Information."
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2021 Adjusted
Sales by Product Group (QTD)	3Q 2022	3Q 2021	Change	GAAP Growth Rate*	FX Impact	3Q 2021 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$862.3	$857.8	$4.5	0.5%	$(44.4)	$813.4	6.1%
Transcatheter Mitral and Tricuspid Therapies	29.7	22.3	7.4	34.2%	(2.7)	19.6	51.7%
Surgical Structural Heart	219.7	217.4	2.3	1.1%	(14.7)	202.7	8.2%
Critical Care	207.3	212.7	(5.4)	(2.6)%	(11.7)	201.0	3.2%
Total	$1,319.0	$1,310.2	$8.8	0.7%	$(73.5)	$1,236.7	6.7%

					2021 Adjusted
Sales by Product Group (YTD)	YTD 3Q 2022	YTD 3Q 2021	Change	GAAP Growth Rate*	FX Impact	YTD 3Q 2021 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$2,650.5	$2,551.0	$99.5	3.9%	$(97.1)	$2,453.9	8.0%
Transcatheter Mitral and Tricuspid Therapies	84.6	60.7	23.9	39.5%	(5.2)	55.5	52.6%
Surgical Structural Heart	669.0	667.8	1.2	0.2%	(32.1)	635.7	5.2%
Critical Care	630.0	623.3	6.7	1.1%	(25.8)	597.5	5.4%
Total	$4,034.1	$3,902.8	$131.3	3.4%	$(160.2)	$3,742.6	7.8%

					2021 Adjusted
Sales by Region (QTD)	3Q 2022	3Q 2021	Change	GAAP Growth Rate*	FX Impact	3Q 2021 Adjusted Sales	Underlying Growth Rate *
United States	$786.8	$753.2	$33.6	4.4%	$—	$753.2	4.3%
Europe	270.1	291.1	(21.0)	(7.2)%	(41.5)	249.6	8.9%
Japan	104.1	125.9	(21.8)	(17.3)%	(25.0)	100.9	3.7%
Rest of World	158.0	140.0	18.0	12.9%	(7.0)	133.0	18.6%
Outside of the United States	532.2	557.0	(24.8)	(4.4)%	(73.5)	483.5	10.1%
Total	$1,319.0	$1,310.2	$8.8	0.7%	$(73.5)	$1,236.7	6.7%

					2021 Adjusted
Sales by Region (YTD)	YTD 3Q 2022	YTD 3Q 2021	Change	GAAP Growth Rate*	FX Impact	YTD 3Q 2021 Adjusted Sales	Underlying Growth Rate *
United States	$2,337.1	$2,223.6	$113.5	5.1%	$—	$2,223.6	5.0%
Europe	884.0	880.9	3.1	0.4%	(90.7)	790.2	12.1%
Japan	362.5	390.0	(27.5)	(7.1)%	(55.6)	334.4	8.4%
Rest of World	450.5	408.3	42.2	10.3%	(13.9)	394.4	14.2%
Outside of the United States	1,697.0	1,679.2	17.8	1.1%	(160.2)	1,519.0	11.7%
Total	$4,034.1	$3,902.8	$131.3	3.4%	$(160.2)	$3,742.6	7.8%

* Numbers may not calculate due to rounding.